Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

SCIL - Q1 2004 Scientific Learning Earnings Conference Call

Event Date/Time: Apr. 20. 2004 / 5:00PM ET Event Duration: N/A

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

Jane A. Freeman
Scientific Learning - Senior Vice President and CFO

Robert C. Bowen
Scientific Learning - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Jeff Lee
Think Equity - Analyst

Paul Dauchlin
LSU - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to your Q1 2004 Scientific Learning Earnings Conference Call.

My name is Liz, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will, however, be facilitating a question and answer session towards the end of the conference. If anytime during the call you require assistance, simply key star followed by zero, and an operator will be happy to assist you.

I would now like to turn your presentation over to your host for today’s call, Ms. Jane Freeman, Senior Vice President and Chief Financial Officer of Scientific Learning Corporation. Please go ahead ma’am.

Jane A. Freeman - Scientific Learning - Senior Vice President and CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call we’ll make projections and other forward-looking statements that are subject to the “Safe Harbor” created by the Federal Securities Laws. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and other financial results and the drivers behind them, trends in the K-12 education market, including available funding results that may be achieved by the use of our products and new product introductions. Such statements are subject to risks and uncertainties, and the results may differ from our projections. Our filing with the Securities and Exchange Commission includes additional information about factors that could cause future results to differ from those discussed in this call.

We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current business activity and revenue.

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

A reconciliation of booked sales, revenue and deferred revenue is in the “Supplemental Information” posted with the “Earning Release,” in the “Investor Information” section of our website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay of this call will be available on our website.

And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert C. Bowen - Scientific Learning - Chairman and CEO

Thanks Jane. The first quarter represents an excellent start to the year for Scientific Learning and our Fast ForWord® family of neuroscience based reading intervention products. K-12 booked sales were up 28% over last year’s first quarter and above our guidance. We had four transactions over $100,000 compared to three in the first quarter of last year.

Three of the transactions were expansions of existing accounts, with the largest being Dade County Public Schools in Miami, Florida, adding 16 sites. This brings Dade County to 75 sites and represents our largest district implementation. The fourth transaction was a Raymondville Independent School District in Texas, purchasing four school sites — two elementary, one middle school and one high school. This is a new district to our growing customer base and continues the trend of more sites being purchased with the initial implementation of Fast ForWord in a district. The primary source of funds for this purchase was “Reading First” dollars.

Revenue was also above our guidance for the quarter, with net profits in line with guidance and well ahead of last year. While this is an excellent beginning for 2004, I would remind you that this is our smallest sales quarter, which typically represents about 10% of our sales for the year. So while we’re excited about the results, we caution that they be kept in perspective.

During the quarter we continued to make excellent progress on our key strategic and operational goals. These goals are focused on making Fast ForWord a viable solution in the mainstream reading intervention market, increasing the effectiveness of our K-12 sales and marketing efforts and building on our scientific based research differentiation.

The key element in our drive to establish Fast ForWord in the mainstream reading intervention market is focused on implementation effectiveness.

A major element in the plan to achieve this goal was the complete rewrite of our base architecture on which Fast ForWord products are delivered.

The new Gateway Edition was released in June of 2003. While our customers were enthusiastic about the new functionality that made Fast ForWord products much easier to install, administer, use and maintain, we encountered unanticipated technical issues in fitting this architecture to thousands of different school technology configurations. These technical issues caused delays in purchasing decisions in our fourth quarter, which impacted sales.

By the end of December, we had completed the internal development and QA of Gateway Edition 2.0. We then completed an intensive two-month field test in key customer sites. This field test was enormously successful, and as a result, the Gateway update was released to the general market in March with positive feedback from our customer base.

During this challenging period for our business, the commitment we demonstrated to the success of our customers and struggling readers, became even more clear to our user community. This has allowed us to strengthen the bond with our customers.

While our actions to support our customers had short-term negative impact on last year’s fourth and this year’s first quarter gross margins, they have strengthened the loyalty of our customer base and made them even greater references to the broader K-12 market. District and school references are key decision factors with educators.

Our sales force is now fully focused on selling, which is evident in the first quarter sales results. Additionally, our service teams are back delivering lots of high-quality service offerings to support the success of each of our customers.

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

With the Gateway 2.0 release, we included the new alternative protocols for each Fast ForWord product. These protocols allow school sites to use a 50-minute protocol, five-days a week, for 8 to 12 weeks, versus the original protocol of 100 minutes a day, five days a week for four to six weeks. Of course the longer protocol will continue to be used in summer schools, alternative schools, and programs for exceptional students, as well as other intensive interventions in special situations. These alternate protocols have removed a real barrier to our effectively reaching the mainstream reading intervention market by allowing Fast ForWord to fit much better within a school day.

We’ve also made solid progress on our second goal of improving the effectiveness of K-12 sales and marketing. We’ve exceeded our first quarter sales productivity targets. We’ve made excellent progress on continuing to increase the number of large transactions with a 33% increase in the first quarter.

The first quarter is our most important period from a marketing and lead generation perspective. School districts are finalizing their next year budgets, as well as identifying the funds that must be spent by year-end and how these monies will be used.

Additionally, almost every national and state educational association holds a meeting in the February to May timeframe. We have had our founding scientists, consultants, chief education officer and key customers being invited to speak at these important educational conferences. A good example is the upcoming meeting of the International Reading Association in May. This is the largest gathering of reading educators in the world. We have six speakers invited to participate in this important agenda, including Dr. Paula Tallal, one of our founding scientist and Co-Director of the Center for Molecular and Behavioral Neuroscience at Rutgers University. Dr. Tallal will be providing a keynote address at this conference.

We also conducted another Scientific Learning Executive Forum in February for educational leaders from across the nation. This Forum was over subscribed and included key superintendents and curriculum leaders, as well as the Chancellor of K-12 education in Florida. The Chancellor, as a follow-up to this meeting, visited a Fast ForWord site in the Seminole County School District. He observed students using Fast ForWord, reviewed the test results and met with teachers, parents and students to get their views on the impact Fast Forward is having on their learning environment. It is clear from these conferences that brain research in cognitive skills development are hot topics.

In fact, one state, Texas, has written cognitive skills development into legislation. From each of these important presentations, high-quality leads are generated for our sales organization. The results of these efforts are most evident in our growing sales pipeline, which is more than adequate to cover our guidance.

Finally, we released a new six-minute DVD entitled “Success in the Classroom.” This DVD contains unscripted and on-location interviews with scientists, researchers, educators and students telling compelling stories about the fast and endearing results that have been achieved through the use of the Fast ForWord software. If you’d like a copy of this DVD, please let Jane or me know.

Our third goal is focused on continuing to build our research differentiation in the marketplace. This goal is even more important given the “No Child Left Behind,” legislative requirement of scientific based research. Thirty years of neuroscience research places Fast ForWord in a unique and ideal position.

In the first quarter we launched a new results section of our website, which we encourage you to examine. This new section has independent research studies from every section of the country. Results are available for the foundational cognitive skills of attention, working memory, processing and sequencing. Data is also provided for a wide variety of subgroups of students, including English language learners, special education, Title I and gifted and talented students. Results are available from a wide variety of state assessment and nationally normed tests. There also are detailed research reports and articles from major scientific journals, books and other publications supporting the efficacy of Fast ForWord.

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

There is newly released data from the Philadelphia Public Schools, Lee County Public schools in North Carolina, Pacifica School District in California and Osceola and Escambia Counties School Districts in Florida. These are very impressive results.

Later this year, we plan to release Fast ForWord to Reading 1 and 2. These products continue the critical development of the cognitive skills required for reading and learning in the context of the reading skills generally required in state standards for grades one and two. With the addition of these two products, we can now offer districts a more complete series of Fast ForWord products from pre-K to 12th grade. The research has demonstrated that the key to getting struggling readers to standard and keeping them there, is the development of the foundational cognitive skills. These skills also enable students to fully benefit from great teaching and instructional programs, as well as more fully demonstrate what they have already been taught.

With this encouraging start to the year, we are holding to our guidance for the full-year, and Jane will provide you with a more specific guidance in the second quarter.

In addition, Jane will furnish more details in the first quarter financial performance, as well as her perspective on these results in the business.

Before Jane does this, I want to recognize her first quarter promotion to the role of Senior Vice President. Jane will continue as our Chief Financial Officer, but also assume additional operating responsibilities. These operational duties will include guiding the processes and activities that generate our annual strategic and operational plans, along with the processes that monitor and drive effective execution of these plans. This promotion was enthusiastically supported by our entire Board of Directors. Jane is not only an excellent financial officer, but a real advocate for our shareholders, customers and employees. Most importantly, she is a person of limitless energy and unquestionable integrity. Congratulations Jane.

Jane A. Freeman - Scientific Learning - Senior Vice President and CFO

Thank you, Bob. It was an excellent third quarter. Sales totaled $4.4 million, up 27%. This is above our guidance. However, as Bob mentioned, this is our smallest quarter of the year, and small dollar sales can have a big impact on percentage change.

K-12 sales, including private and parochial schools, increased 28% to $4.0 million compared to $3.1 million last year.

Over 80% of our K-12 business came from existing customers, and we’re very pleased with that level of customer satisfaction and commitment.

Sales of onsite services, which as you know has been a target of ours, increased about 120% year-over-year and represented close to 13% of total K-12 sales.

Revenue was also a bit higher than our guidance, $7.1 million, up 12%. As you know, most of what we receive in revenue during the first quarter comes from sales that were made in 2003. Last year’s revenue number was $6.4 million.

Service and support revenue increased 75% due to the delivery of the increased sales of onsite services we’ve been focusing on for the last 14 months, as well as a higher number of customers on support. Increased levels of project management and training were the primary reason that revenue was above expectations.

Software revenue was equal to last year’s level. Software revenue is flat primarily due to the higher levels of volume discounting associated with these larger transactions we’ve been doing and some shift to workstation licenses, which are often sold with a higher proportional mix of services.

We expect service and support to continue to grow more rapidly than software throughout the balance of the year, reflecting increasing numbers of the customers on support and a higher delivery of implementation services.

Gross margins were about 78% during the quarter, equal to last year’s level. This is because costs in our services area were somewhat higher than expected, due to the intensive level of support we provided Gateway customers, as well as the higher costs associated with the Update 2.0 roll out.

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

Service and support margins were 33%. They were greatly improved from 11% last year.

Software gross margins increased to 94% compared to 91% last year. This is in line with our expectations and reflects lower average royalty rates, as well as lower amortization of capitalized software.

Q1 margins tend to be high also because we ship very little material product during the first quarter, and we don’t expect software margins to remain at this level over the balance of the year.

Operating expenses were $5.7 million, up 8% compared to $5.3 million last year, primarily due to increases in sales and marketing. We cut our operating loss to $119,000 from $300,000 last year.

Interest expense declined to $79,000 compared to $310,000 last year, and we are supposed to complete the amortization of deferred financing costs in July.

Our net loss was $163,000 compared to $610,000 in the first quarter of 2003, and in the middle of our guidance Our loss per share was $.01 compared to $.04 in the first quarter of last year..

With regard to the balance sheet, deferred revenue totaled $14.8 million, up 17% year-over-year compared to $12.7 million last year. Deferred revenue declined sequentially; this is normal in the first quarter, as revenue is typically higher than sales.

DSO’s measured on sales were 92-days compared to 87-days last year. This is a seasonal high and is expected to decline in the second quarter. DSO’s were 53 days in the second quarter of last year, although we expect them to be somewhat higher this year.

We had $2.6 million outstanding on our line of credit at the end of the quarter compared to $6.3 million at the end of the quarter last year, and we expect to pay that off in the second and third quarters.

As far as the second quarter outlook goes, we expect sales to be in the range of $12.4 million to $13.4 million, an increase of about 15%.

K-12 sales are expected to increase at the low end of our target range of 20-30%. Last year’s K-12 sales were $9.6 million, with total sales of $11 million.

The second quarter is typically the largest single quarter of the year in sales for both parts of our business.

Revenue is expected to be between $7.9 million and $8.2 million. Revenue growth of about 10% is lower than sales growth, reflecting a continued impact of 2003 sales on 2004 revenue. We expect to recognize about 40% of our deferred revenue base of $14.8 million during the quarter, with the balance of revenue coming from current period sales.

Gross margins are expected to improve for both service and support and software compared to last year’s levels. Services gross margins will continue to be constrained by the cost of the Update 2.0 roll out and our first customer conference, which is expected to operate at about break even. A continued shift in revenue mix toward service and support will keep overall gross margins around the level of last year’s 79%.

I’m pleased to say that Update 2.0 is now installed in most customer sites, and our sales, service, support and development teams have moved on to their normal work. We do not expect Gateway support issues to have a significant effect on costs beyond Q2.

Operating expenses in the second quarter will pick up seasonally compared to the first quarter and increase in the low teen’s year-over-year.

Interest expense is expected to decline year-over-year, due to the lowered amortization of deferred financing costs.

Net results will be ($100k) to $200k, with an earnings per share of ($.01) to $.01 compared to a loss of $56k and break-even earnings per share last year.

The first quarter was a great start to the year. However, we’re not changing our guidance for the year, which is an earnings per share target in the range of $.15 to $.18 per share compared to $.5 in 2003.

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

I’d be happy to elaborate on our guidance for the year during the Q&A, and now I’d like to turn the call back to Bob Bowen. Bob?

Robert C. Bowen - Scientific Learning - Chairman and CEO

Thank you, Jane. Again, the first quarter was an excellent start for the year. K-12 booked sales were up 28% and above guidance; revenue above guidance and net profit on target. Gateway Edition 2.0 was released to the market and very well received. More research is being released, demonstrating the unique capability of the Fast ForWord family of products to quickly rewire the brains of struggling readers. Even more importantly this research demonstrates that these learning MAPs cannot only be built quickly, but that they are enduring.

Our aggressive sales productivity goals are on track. The sales pipeline is at record heights, and while the funding environment remains tough, it is improving, and funds are being released. We continue to believe that 2004 will be a solid year and position us for a potential breakout year in 2005, with an improved funding environment and dramatically increased accountability requirements.

We would now be glad to take your questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, at this time if you wish to ask a question or make a comment, please key star followed by one on your touchtone telephone. To remove yourself from queue, please key star followed by two. One moment while we compile a list of questions.

And your first question comes from Jeff Lee of ThinkEquity, please go ahead sir.

Jeff Lee - ThinkEquity - Analyst

Hello everyone. Sales and marketing expenses were up pretty sharply — I think about 25% last quarter and about 17% year-over-year. Can you tell us what’s driving that; and what kind of payback do you expect from that sort of investment?

Robert C. Bowen - Scientific Learning - Chairman and CEO

Well Jeff, the real factors involved are that the first quarter is the most critical of the sales and marketing quarters, with all the national meetings going on. We also conducted one of our own Executive Forums. Secondly, school district budgets for the coming year are also being finalized at this time. If you don’t get in those budgets, then you’re not going to be bought over the next year. So, the great majority of those dollars are actually going to our sales activities, with some limited dollars going into the marketing focused on giving the direct sales organization the tools that they need. Those are the biggest factors driving those costs, and the payback comes in the second half of the year in terms of achieving our overall sales targets. Jane, do you want to comment about specific growth?

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

Jane A. Freeman - Scientific Learning - Senior Vice President and CFO

Yes, just specifically compared to the fourth quarter, as you’ll recall, we had weak sales in the fourth quarter, and so we made some year-end adjustments to our accruals for incentive compensation and things like that for sales and management. So the numbers are not really directly comparable because there was a catch up in the fourth quarter last year.

Jeff Lee - ThinkEquity - Analyst

OK. Can you tell us how many sales people you currently have; and then, what are your revenue goals for a sales person?

Robert C. Bowen - Scientific Learning - Chairman and CEO

We have 27 direct sales reps right now. Our plan for the year is 30, so we’re actively seeking three more sales reps. We will be adding two or three additional sales reps per year over the length of our strategic plan, which is three years.

We measure our sales reps on booked sales rather than revenue, because traditionally, we recognize our revenue over an 8 to 12 month period. Our sales rep productivity target last year was, on average, about $1.0 million per rep. This year, the target is about $1.3 million per rep.

Jeff Lee - ThinkEquity - Analyst

OK, great. And then shifting gears a little bit, have you received any feedback on the 50-minute protocol verses the 100-minute protocol? And secondly, do you have any sources showing what percentage of customers are using the two protocols, and also what new customers are using?

Robert C. Bowen - Scientific Learning - Chairman and CEO

First of all, the feedback on the 50-minute protocol is “jubilation.” Fitting 100 minutes into a school day is very difficult. An elementary school typically has about 220 minutes a day of instructional time. So even though one Fast ForWord product can be completed in four to six weeks using the 100-minute protocol, that is still an enormous part of the day to commit.

Fifty minutes is much easier. If you’re talking about a middle or high school, you had to block two periods to use the 100-minute protocol. With the 50-minute protocol, we now fit easily within a period. So the enthusiasm for the new protocol is enormous.

Some districts are starting to shift now. We really anticipate that a high percentage of our districts will be using these alternate protocols, with the exception of summer schools, special education and intensive intervention. For example, in alternative high schools, where they’re dealing with dropouts and students reading below grade level and unable to stay in the curriculum, they often might want to use the 100-minute protocol to try to catch these students up.

So we really believe, as the next school year opens, that the great majority of our school districts are going to move to the 50-minute protocol.

Jeff Lee - ThinkEquity - Analyst

OK great. I have one final question. Revenue and booked sales were a little above your guidance for quarter, so how come you’re not raising your guidance?

Robert C. Bowen - Scientific Learning - Chairman and CEO

It’s because, Jeff, it’s such a small quarter. It’s typically 10% of the year. The second quarter is by far our biggest quarter, but despite an excellent sales pipeline and enthusiasm in our sales force, we’re not really ready to move the guidance for the year.

Jeff Lee - ThinkEquity - Analyst

OK great. Thank you very much.

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

Operator

Once again ladies and gentlemen, it is star one to ask a question. Your next question comes from the line of Paul Dauchlin (ph) LSU. Please go ahead sir.

Paul Dauchlin - LSU - Analyst

Hi. I’m a neurologist, and I was wondering if there are any comparative studies of Fast ForWord versus some of the other various reading improvement programs on the market?

Robert C. Bowen - Scientific Learning - Chairman and CEO

There have been comparative studies. I’d say more of the research is relative to scientific based control studies. I could certainly ask our VP of research, who is one of our founding scientists, Dr. Steve Miller, to send you any information we have where independent researchers have done studies contrasting Fast ForWord with other interventions. Most of the researchers do not do comparative studies because Fast ForWord is unique in that it works on the underlying cognitive skills versus traditional reading skills.

Most of our focus and independent research that’s done has been on Fast ForWord relative to control groups and experimental groups. Our position is that school districts still need a reading program. Fast ForWord is not a reading program. It develops the underlying cognitive skills that enable struggling readers to perform better and ultimately read at standard, but we do not recommend that they drop their reading programs. So if you would just let me know your contact information, I’ll be glad to have Steve Miller give you a call. He can then discuss some of our specific studies that we’ve done and that independent researchers have done as well.

Robert C. Bowen - Scientific Learning - Chairman and CEO

My number is 510-625-2201, and that will come directly into my line I’ll be glad to put you in touch with Steve.

Paul Dauchlin - LSU - Analyst

All right. Thank you very much.

Robert C. Bowen - Scientific Learning - Chairman and CEO

Thanks Paul.

Operator

Ladies and gentlemen, as a reminder, it is star one to ask a question. Ladies and gentlemen, as there are no questions in queue, I would like to remind you that it is star one to ask a question or make a comment. You have no further questions in queue.

Robert C. Bowen - Scientific Learning - Chairman and CEO

OK operator, thank you very much. Again, we appreciate everyone for joining the call. Jane and I will be delighted to take additional questions if you call either one of us later. Thank you very much.

Operator

Ladies and gentleman, that concludes today’s presentation. We thank you for your participation, and have a great day.

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SCIL - Q1 2004 Scientific Learning Earnings Conference Call

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Scientific Learning Corporation Supplemental Information Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue $s in thousands

	First Quarter		Second Quarter			Year

	2004A	2003A	2004 Estimated Range		2003A	2004 Estimated Range		2003A

Booked Sales	$4,381	$3,461	$12,400	$13,400	$11,034	$35,500	$37,500	$30,634
Less Revenue	7,141	6,377	7,900	8,200	7,357	32,500	33,500	28,696

Net (Decrease) increase in current and long-term deferred	$(2,760)	$(2,916)	$4,500	$5,200	$3,677	$3,000	$4,000	$1,938

Beginning balance in current and long-term deferred	17,522	15,584	14,762	14,762	12,668	17,522	17,522	15,584
Ending balance in current and long-term deferred	$14,762	$12,668	$19,262	$19,962	$16,345	$20,522	$21,522	$17,522

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2004 first quarter and full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

April 20, 2004